Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FieldPoint Petroleum Corporation

We consent to the incorporation by reference into this Registration Statement on Form S-3 of FieldPoint Petroleum Corporation (the “Company”) of our report dated March 30, 2015, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of FieldPoint Petroleum Corporation as of December 31, 2014 and 2013 and for each of the two years then ended.  We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

February 4, 2016